INVESTMENT MANAGERS SERIES TRUST II

FORM OF

DISTRIBUTION PLAN FOR EXCHANGE-TRADED FUNDS

This Distribution Plan (the “Plan”) is adopted in accordance with Rule 12b–1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Investment Managers Series Trust, a Delaware statutory trust (the “Trust”), with respect to the series (each a “Fund” and collectively the “Funds”) identified on Schedule A attached hereto and incorporated herein.

The Trust has entered into a Distribution Agreement with IMST Distributors, LLC (the “Distributor”) pursuant to which the Distributor will act as the distributor with respect to the creation and distribution of Creation Unit aggregations of Shares (the “Creation Units”) of the Funds as described in the Trust’s registration statement under the 1940 Act and under the Securities Act of 1933, as amended (the “Registration Statement”).

As a general rule, an investment company may not finance any activity primarily intended to result in the sale of its shares, except pursuant to the Rule. Uncertainty may exist from time to time with respect to whether payments to be made by the Trust to the Distributor, which serves as the distributor to various Funds, or to other firms under agreements with respect to the Funds (“Firms”), may be deemed to constitute impermissible distribution expenses. Accordingly, payments by the Trust and expenditures made by others out of monies received from the Trust which are later deemed to be for the financing of any activity primarily intended to result in the sale of Creation Units of the Funds shall be deemed to have been made pursuant to the Plan.

The provisions of the Plan are as follows:

1.       Annual Fee. Subject to the limitations of applicable law and regulations, each Fund is authorized to compensate the Distributor up to a maximum amount of 0.25% per annum of each Fund’s average daily net assets to finance any activity primarily intended to result in the sale of Creation Units of each Fund or for providing or arranging for others to provide shareholder services and for the maintenance of shareholder accounts. The Trust will pay to the Distributor an annual fee and the Distributor may use this fee to compensate Firms for the services they provide for the benefit of each Fund and its shareholders, including expenses in connection with the promotion and distribution of the Fund’s Creation Units. The Distributor may compensate such Firms directly or work with the Trust’s service providers to have this fee paid directly by the Fund to such Firms. The annual fee paid will be calculated daily and paid monthly by the Fund based on the average daily net assets of the Fund up to the amount set forth on Schedule A hereto.

2. (A) Expenses Covered by the Plan. The fees paid under Section 1 of the Plan may be used to pay for any expenses primarily intended to result in the sale of Creation Units of each Fund (“distribution services”), including, but not limited to: (a) paying the costs of and compensating others, including Authorized Participants with whom the Distributor has entered into written Authorized Participants Agreements, for performing shareholders servicing on behalf of the Fund; (b) compensating certain Authorized Participants for providing assistance in distributing the Creation Units of the Funds, including the travel and communication expenses and salaries and/or commissions of sales personnel in connection with the distribution of the Creation Units of the Fund; (c) payments made to, and expenses of, persons who provide support services in connection with the distribution of shares of the Fund including, but not limited to, personnel of the Distributor or the Fund’s investment advisor (the “Advisor”) and their respective affiliates, office space and equipment, telephone facilities, answering routine inquiries regarding the Fund, and providing any other shareholder services not otherwise provided by the Trust’s other servicing arrangements; (d) payments made pursuant to any dealer agreements between the Distributor and certain broker–dealers, financial institutions and other service providers; (e) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, meetings, presentations, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective purchasers of Creation Units; (g) costs involved in preparing, printing and distributing sales literature pertaining to the Fund; (h) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable; and (i) reimbursement to the Advisor for expenses advanced on behalf of the Fund with respect to such activities. Such expenses shall be deemed incurred whether paid directly by the Distributor or by a third party to the extent reimbursed therefor by the Distributor.

For each Fund, the fee paid pursuant to this paragraph (A) shall not exceed an annual limit of 0.25% of the average daily net assets.

(B) Shareholder Liaison Services Fee. Subject to the annual limits specified below, fees paid under Section 1 of the Plan with respect to a Fund may be used to pay for any shareholder liaison services that are not primarily intended to result in the sale of Creation Units of such Fund and are not otherwise provided by the Trust’s transfer agency or other servicing arrangements including, but not limited to (a) personal services such as responding to customer inquiries and providing information on their investments (b) services related to the maintenance of shareholder accounts; and (c) such other shareholder liaison services as the Fund or the Distributor may reasonably request. Such expenses shall not include transfer agent, custodian, or similar fees; charges for the maintenance of records, recordkeeping and related costs; accounting expenses; or fees for other services that are not covered by the term “service fee” as defined in FINRA Notice to Members 93-12. Such expenses shall be deemed incurred whether paid directly by the Distributor or by a third party to the extent reimbursed therefor by the Distributor.

For each Fund, the fee paid pursuant to this paragraph (B) for any annual period shall be limited to (i) 0.25%, minus (ii) any amounts paid pursuant to paragraph (A) of this Section 2.

3.       Written Reports. The Distributor shall furnish to the Board of Trustees of the Trust, for its review, on at least a quarterly basis, a written report of the monies paid to it or Firms under the Plan with respect to each Fund, and shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with the payments made under the Plan in order to enable the Board of Trustees to make an informed determination of whether the Plan should be continued as to the Fund.

4.       Effective Date of Plan and Continuance. The Plan shall take effect with respect to a Fund at such time as it has received requisite Trustee and shareholder approval (if any) with respect to such Fund (the “Effective Date”), as set forth in Schedule A, which may be amended from time to time. The Plan shall continue in effect with respect to such Fund indefinitely, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of a majority of the Trustees who are not "interested persons" of the Trust as defined in the 1940 Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Independent Trustees"), cast in person at a meeting called for such purpose or by vote of at least a majority of the outstanding voting securities of such Fund.

5.       Termination. The Plan may be terminated at any time with respect to any Fund without penalty by vote of a majority of the Independent Trustees or by vote of the majority of the outstanding voting securities of such Fund, as applicable, and any dealer agreement under the Plan may be likewise terminated on not more than sixty (60) days’ written notice. Failure to renew the Plan with respect to any Fund on an annual basis shall also constitute termination of the Plan with respect to such Fund. Any dealer agreement under the Plan will also terminate automatically in the event of its assignment, as that term is defined in the 1940 Act. Once either the Plan or a dealer agreement is terminated with respect to any Fund, no further payments shall be made under the Plan or such dealer agreement, as the case may be, relating to the Fund with respect to services performed or costs incurred after the date of termination or with respect to unreimbursed current or carried forward distribution expenses as of the date of termination.

6.       Amendments. The Plan may not be amended to increase materially the amount to be spent for distribution services with respect to shares of a Fund, as applicable, pursuant to Section 1 hereof without approval by a majority of the outstanding voting securities of such Fund. All material amendments to the Plan shall be approved by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for such purpose or in any other manner permitted by the 1940 Act.

7.       Selection of Independent Trustees. So long as the Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees who are not themselves interested persons of the Trust.

8.       Preservation of Materials. The Trust will preserve copies of the Plan, any agreements relating to the Plan and any report made pursuant to Section 3 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

9.       Limitation of Liability. Any obligation of a Fund hereunder shall be binding only upon the assets of the Fund and shall not be binding on any other series of the Trust or any Trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the Board or shareholders of the Fund nor the adoption of the Plan on behalf of the Fund shall impose any liability upon any Trustee or upon any shareholder.

10.       Meanings of Certain Terms. As used in the Plan, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.

11.       Severability; Separate Action. If any provision of the Plan shall be held or made invalid by a court decision, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Adopted on December 6, 2021.

SCHEDULE A

ANNUAL FEES PAID WITH RESPECT TO THE

RULE 12B–1 DISTRIBUTION PLAN FOR EXCHANGE TRADED FUNDS

Fund	Annual Fee	Approval Date
AXS Astoria Inflation Sensitive ETF	0.25%	12/06/2021
AXS Change Finance ESG ETF	0.25%	12/06/2021
AXS Short China Internet ETF	0.25%	04/04/2022
AXS 2x Innovation ETF	0.25%	04/04/2022
AXS First Priority CLO Bond ETF	0.25%	04/21/2022
AXS High Yield ETF	0.25%	04/21/2022
AXS 2X NKE Bear Daily ETF	0.25%	04/21/2022
AXS 2X NKE Bull Daily ETF	0.25%	04/21/2022
AXS 2X CRM Bear Daily ETF	0.25%	04/21/2022
AXS 2X CRM Bull Daily ETF	0.25%	04/21/2022
AXS 2X PFE Bear Daily ETF	0.25%	04/21/2022
AXS 2X PFE Bull Daily ETF	0.25%	04/21/2022
AXS 2X WFC Bear Daily ETF	0.25%	04/21/2022
AXS 2X WFC Bull Daily ETF	0.25%	04/21/2022
AXS 2X PYPL Bear Daily ETF	0.25%	04/21/2022
AXS 2X PYPL Bull Daily ETF	0.25%	04/21/2022
AXS 2X BA Bear Daily ETF	0.25%	04/21/2022
AXS 2X BA Bull Daily ETF	0.25%	04/21/2022
AXS 2X COP Bear Daily ETF	0.25%	04/21/2022
AXS 2X COP Bull Daily ETF	0.25%	04/21/2022
AXS 2X NVDA Bear Daily ETF	0.25%	04/21/2022
AXS 2X NVDA Bull Daily ETF	0.25%	04/21/2022
AXS 2X TSLA Bear Daily ETF	0.25%	04/21/2022
AXS 2X TSLA Bull Daily ETF	0.25%	04/21/2022

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